Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	August 1, 2004 through August 31, 2004
Payment Date	September 27, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,741,454.87
Principal Collections	$40,134,852.64
Substition Amounts	$—
Additional Draws	$18,529,095.98
Aggregate Subsitutions	$—
Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(i)	Enhancer Premium	$111,897.42
(ii)	Noteholder’s Interest	$1,623,956.37	1,353296972
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,005,601.08
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$21,775,527.12	18.1462726
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Cerficates	$1,005,601.08

		Percentage Interest
Balances
Beginning Note Balance		$866,302,573.73	72.19%
Ending Note Balance		$844,527,046.61	70.38%
	Change	$21,775,527.12	1.81%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$882,100,805.96	73.51%
Ending Pool Balance		$860,325,278.84	71.69%
	Change	$21,775,527.12	1.81%
Beginning Principal Balance		$882,100,805.96	73.51%
Ending Principal Balance		$860,325,278.84	71.69%
	Change	$21,775,527.12	1.81%
Beginning Certificate		$—	0.00%
Ending Certificate		$—	0.00%
	Change	$—

				Percentage Interest
Delinquencies
	#		$
Two statement cycle dates:		12		$655,465.81
Three statement cycle dates:		1		$18,713.70
Four statement cycle dates:		1		$27,143.47
Five statement cycle dates:		1		$102,144.35
Six statement cycle dates:		1		$16,448.88
Seven + statement cycle dates:		1		$20,679.52
Foreclosures (included in aging above)		5		267,076
REO		—		$—
Liquidation Loss Amount		5		$169,770.46
Aggregate Liquidation Loss Amount				$772,272.25	0.064%
Additional Information
Net WAC Rate				3.54%
Overcollateralization Target				$15,037,128.40
Overcollateralization Amount				$15,798,232.23
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				42.949%
Net CPR (1 mo. Annualized)				25.914%
Draw Rate (1 mo. Annualized)				22.489%
WAM				210.35
AGE				23.14
Repurchases		0		$—

Allocation of Collected Funds
Interest Collections
Total Collected	$(3,278,767.33)
Servicing Fee	$367,542.00
Enhancer Premium	$111,897.42
Additional Balance Interest	$—
Noteholders Interest	$1,623,956.37
Liquidations	$169,770.46
Excess Interest	$1,005,601.08
Net	$—
Interest Shortfall	$—
Principal Collections
Total Collected	$(40,134,852.64)
Noteholders Principal	$21,775,527.12
Add’l Balance Increase	$—
Net Draws	$18,529,095.98
Funding Account	$—
Net	$169,770.46
Previous Funding	$—
Liquidations	$(169,770.46)
Difference	$0.00
Deficiency Amount	$0.00

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator